Exhibit 99.1

GLUCOTRACK ANNOUNCES EARLY ACCURACY DATA FOR ITS IMPLANTABLE CONTINUOUS GLUCOSE MONITOR

Rutherford, NJ, January 2, 2024 (GLOBE NEWSWIRE) — GlucoTrack, Inc. (Nasdaq: GCTK) (“GlucoTrack” or the “Company”), a medical device company focused on the design, development, and commercialization of novel technologies for people with diabetes, provides, updates on initial and long-term preclinical testing for the implantable Continuous Blood Glucose Monitor™ (CBGM).

The Company announces the successful completion of their first preclinical study of the implantable CBGM. The study’s objective was to assess implant technique and device safety. In addition, a small sample size of sensors was used to determine device functionality. Although not intended to be an accuracy study, the sensor demonstrates a Mean Absolute Relative Difference (MARD) of 8.1% at Day 30 and 4.5% at Day 60. The study was completed with no significant adverse effects.

“We are extremely pleased with these initial results demonstrating that the sensor is both safe and capable of a high level of accuracy” states Paul Goode, PhD, CEO of GlucoTrack. “Because this study was performed using initial prototype devices, we expect to see similar results with improved prototypes that are manufactured using refined production techniques. So, we are very confident as we continue to advance our development program and as we share more information about our novel approach.”

The implantable CBGM utilizes an intravascular approach, in which the device is implanted subcutaneously and connected to a lead that is placed directly into a blood vessel. This facilitates continuous blood glucose measurements with zero lag time. In comparison, many continuous glucose monitoring (CGM) systems measure glucose in the interstitial fluid, which lags behind blood glucose.

The approach is based on design elements, implant techniques, and implant tools commonly used for active implantable devices in the cardiovascular space. As a result, it is a recognized, established, and widely utilized implant procedure and device form factor. This initial preclinical study demonstrates that this approach facilitates a simple implant procedure of approximately 20 minutes.

“The intravascular approach creates a system that is truly differentiated in the diabetes market. By measuring glucose in the blood, our system operates in a way that is comparable to what people expect with conventional fingerstick blood glucose monitoring. And, we accomplish this on a continuous basis with long-term use, improved simplicity, and increased discretion. We believe that our implantable CBGM technology will be a significant advancement for the millions of people living with diabetes” adds Mr. Goode.

The Company also announces a second milestone: the commencement of long-term preclinical testing on the implantable CBGM. The objective of this study is to assess sensor accuracy and longevity with a refined prototype and larger sample size.

GlucoTrack is committed to commercializing an implantable CBGM with a long-term sensor life, no requirement for an additional wearable component, and a once-only calibration event.

The company is preparing for first-in-human studies which are expected to start later this year.

About GlucoTrack, Inc.

GlucoTrack, Inc. (NASDAQ: GCTK) is focused on the design, development, and commercialization of novel technologies for people with diabetes. The Company is currently developing a long-term implantable continuous glucose monitoring system for people living with diabetes. For more information, please visit http://www.glucotrack.com.

Investor Contact: investors@glucotrack.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “believe”, “expect”, “plan” and “will” are intended to identify forward-looking statements. Readers are cautioned that certain important factors may affect GlucoTrack’s actual results and could cause such results to differ materially from any forward-looking statements that may be made in this news release. Factors that may affect GlucoTrack’s results include, but are not limited to, the ability of GlucoTrack to raise additional capital to finance its operations (whether through public or private equity offerings, debt financings, strategic collaborations or otherwise); risks relating to GlucoTrack’s ability to maintain compliance with the Nasdaq Stock Market LLC’s continued listing requirements; risks relating to the failure to select or capitalize on the most scientifically, clinically or commercially promising or profitable product candidates, risks relating to the receipt (and timing) of regulatory approvals (including FDA approval); risks relating to enrollment of patients in, and the conduct of, clinical trials; risks relating to its current and future distribution agreements; risks relating to its ability to hire and retain qualified personnel, including sales and distribution personnel; and the additional risk factors described in GlucoTrack’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on March 31, 2023.